                                                                       EXHIBIT 4




                      [MESSERLI & KRAMER, P.A. LETTERHEAD]


June 22, 1999


Virtual Technology Corporation
3100 West Lake Street
Minneapolis, MN  55416

RE:     Virtual Technology Corporation - Issuance of Securities
        Our File No. 11041/1

Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing by Virtual Technology Corporation, (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the sale of 200,000 shares of the Company's Common Stock, $.001 par value (the "Shares"), that will be issued to David Thurman pursuant to a Consulting Agreement (the "Consulting Agreement") with Michael Thurman.

        In connection with this opinion, we have examined the Registration Statement, the Company's amended and restated Articles of Incorporation and By-laws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

        On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Consulting Agreement and the Registration Statement, will be validly issued, fully paid, and nonassessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ MESSERLI & KRAMER P.A.